Exhibit 99.1
Veridien Corporation Reported Third Quarter 2006 Sales up 168% over Third Quarter 2005; Q4 2006 Sales Projected to Be up 100% over Those Of Q4 2005
LARGO, Fla.—(BUSINESS WIRE)—Nov. 14, 2006—Veridien Corporation (OTCBB:VRDE) reported a Third Quarter sales increase of 168% over Third Quarter 2005 sales ($461,517 vs. $172,152). Veridien is projecting fourth quarter sales (2006) of over $ 850,000, a level being double that of our fourth quarter 2005 sales. This 100% projected sales increase is based on (i) sales quarter to date of $ 427,000; (ii) purchase orders in hand of approximately $411,000; (iii) anticipated orders in late/final stages of negotiations; and (iv) recurring orders from existing customers.
We continue to receive significant inquiries about Veridien’s patented Viraguard(R) Infection Control Products from companies who are involved in pandemic planning initiatives. We expect these corporate efforts to have a further favorable impact on our future sales activities.
About Veridien:
For more information about Veridien Corporation and its investments in future technology, please visit: http://www.veridien.com and http://www.mycosol.com.
Special Note: Forward-looking statements in this press release (identifiable by such words as “believes”, “projecting”, “anticipated”, “expect”) are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, market acceptance of and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward looking statements.
Contacts
Veridien Corporation, Largo
Cheryl Ballou, 727-576-1600 x202